Exhibit 8.4
                                                                     -----------

                                                               6225 Smith Avenue
                                                  Baltimore, Maryland 21209-3600
                                              main 410.580.3000 fax 410.580.3001


                                            May 3, 2002



To the Persons Listed on
Schedule A Hereto

Ladies and Gentlemen:

          We have acted as special Maryland counsel in connection with the transactions contemplated by (i) the Amended and Restated Origination Trust Agreement, dated as of June 30, 1999 (the "Origination Trust Agreement") by and among Raven Funding LLC, a Delaware limited liability company ("SPV"), as successor settlor and initial beneficiary, PHH Vehicle Management Services LLC, a Delaware limited liability company ("VMS"), as existing settlor and initial beneficiary and the successor UTI Trustee, and Wilmington Trust Company, a Delaware banking association (the "Delaware Trustee") which created a Delaware business trust known as the "D.L. Peterson Trust" (the "Trust"); (ii) the Amended and Restated Limited Liability Company Agreement of Raven Funding LLC dated as of the 28th day of October, 1999, as amended (the "Raven LLC Agreement"); and (iii) the Amended and Restated Limited Liability Company Agreement of Chesapeake Funding LLC (formerly known as Greyhound Funding LLC) (the "Issuer") dated as of October 28, 1999, as amended (the "Chesapeake LLC Agreement"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Definitions List attached as Schedule I to the Base Indenture, dated as of June 30, 1999, as amended as of October 28, 1999 (the "Base Indenture") between the Issuer and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank) (the "Indenture Trustee").

          In connection with the transaction contemplated by the Registration Statement on Forms S-1 and S-3 filed by the Issuer and the Trust with the Securities and Exchange Commission under the Securities Act of 1933, for the registration of $650,000,000 principal amount of the Issuer's Series 2002-1 Floating Rate Callable Asset Backed Notes, you have requested our advice as to the Maryland state income tax classification applicable to the Trust, the SPV and the Issuer (each, a "Pass-Through Entity").

          In rendering the opinions set forth below, we have with your permission made the following assumptions:

          1. None of the Pass-Through Entities will be classified as an association taxable as a corporation for United States federal income tax purposes.

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                                      To the Persons Listed on Schedule A Hereto
                                                                     May 3, 2002
                                                                          Page 2



          2. Each of the Pass-Through Entities is a business entity (within the meaning of Section 301.7701-2(a) of Title 26 of the Code of Federal Regulations) that is classified either as a partnership for United States federal income tax purposes or as an entity that is disregarded as an entity separate from its owner for United States federal income tax purposes.

          3.   None  of  the   Pass-Through   Entities  is  a  publicly   traded
partnership within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code").

          Based on the foregoing, and subject to the qualifications set forth herein, it is our opinion that, under Maryland law in effect on the date hereof, none of the Pass-Through Entities will be treated as an association taxable as a corporation for Maryland state income or franchise tax purposes.

          In the case of any Pass-Through Entity that is not a business entity (within the meaning of Section 301.7701-2(a) of Title 26 of the Code of Federal Regulations), the items of income, deduction and credit of such entity will belong to its beneficial owners for Maryland state income tax purposes so that no Maryland state income tax will be imposed on such entity.

          It should be noted that, if any member, beneficial owner or other owner of an equity interest of any Pass-Through Entity is an individual who is not a resident of the state of Maryland, the Pass-Through Entity will be subject to state income tax (at the highest marginal rate applicable to nonresident individuals) on such nonresident owner's distributive share of the part of the Pass-Through Entity's income derived from business carried on in Maryland. Any such state income tax imposed on a Pass-Through Entity would be withheld from amounts otherwise distributable to the nonresident individual owner. As used in this paragraph, "individual" means a natural person or a person holding legal title to the interest in the Pass-Through Entity for the use and benefit of another person.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the reference to us under the captions "Material Federal and Certain State Income Tax Consequences" and "Legal Matters" in the Registration Statement.

          Except for the opinion set forth above, we express no opinion as to any other tax consequences of the Pass-Through Entities to any party under United States federal, state, local or foreign laws.

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                                      To the Persons Listed on Schedule A Hereto
                                                                     May 3, 2002
                                                                          Page 3



          We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. The opinions expressed herein concern only the tax laws (excluding principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

          This opinion is being furnished to you solely in connection with the closing of the transactions described herein and is solely for the benefit of you, your members or beneficial owners and the holders of the Series 2002-1 Notes, as the case may be, and is not to be used, circulated, quoted, filed, relied upon or otherwise referred to by any other person or for any other purpose without our express prior written consent.



                                        Very truly yours,

                                        /s/ Piper Marbury Rudnick & Wolfe LLP



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                                      To the Persons Listed on Schedule A Hereto
                                                                     May 3, 2002
                                                                          Page 4


                                      Schedule A


Chesapeake Funding LLC